Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Strive, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.001 per share	(1)	Other	118,459,736	$0.68	$80,552,620.48	0.0001381	$11,124.32
Equity	Class A Common Stock, par value $0.001 per share	(2)	Other	16,444,467	$0.68	$11,182,237.56	0.0001381	$1,544.27

Total Offering Amounts:						$91,734,858.04		12,668.59
Total Fee Offsets:
Net Fee Due:								$12,668.59

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Offering Note(s)

(1)	Amount registered represents shares of the Registrant’s Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), reserved for issuance under the Strive, Inc. 2026 Omnibus Equity Incentive Plan (the “Plan”) or underlying outstanding awards granted pursuant to the Plan.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Class A Common Stock that may become issuable under the Plan by the Registrant by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

The proposed maximum offering price per unit is estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on February 3rd, 2026.

The Registrant does not have any fee offsets.
(2)	Amount registered represents shares of Class A Common Stock that may become available for issuance under the Plan upon the forfeiture, cancelation or expiration of outstanding stock options granted under the Strive, Inc. Amended and Restated 2022 Equity Incentive Plan, as amended.

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers any additional shares of Class A Common Stock that may become issuable under the Plan by the Registrant by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

The proposed maximum offering price per unit is estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on February 3rd, 2026.

The Registrant does not have any fee offsets.